EXHIBIT 99.1

RhythmOne Plc to Terminate Its Registration of Shares Under the U.S. Securities Exchange Act of 1934

March 29, 2019 03:00 AM Eastern Daylight Time

LONDON & SAN FRANCISCO--(BUSINESS WIRE)--RhythmOne plc (LSE AIM: RTHM, “Company” or “Group”), announced today that it intends to terminate the registration of its ordinary shares, nominal value £0.10 per share (the “Shares”) under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to Rule 12h-6 under the Exchange Act, the Securities and Exchange Commission (the “SEC”) permits a foreign private issuer to terminate the registration of a class of securities under Section 12(g) of the Exchange Act if it meets certain requirements. RhythmOne will today file a Form 15F with the SEC to terminate the registration of the Shares. Upon filing Form 15F, the Company’s reporting obligations will be immediately suspended and the deregistration will be effective 90 days after the filing.

About RhythmOne

RhythmOne is a market leader in multiscreen digital advertising solutions. Led by advanced TV and powered by the most efficient and effective programmatic platform, we provide innovative solutions for brands to connect with consumers – including YuMe by RhythmOne and RhythmInfluence – and drive real business outcomes for advertisers and publishers. Our full-stack, end-to-end unified RhythmOne Programmatic Platform – inclusive of RhythmGuard, our proprietary brand safety technology – is focused on delivering scale, efficiency, performance, quality, and actionable data for demand and supply-focused clients and partners. Founded in 2004 in the United Kingdom, RhythmOne is headquartered in the United States and maintains offices throughout the US and Canada, Asia-Pacific, Europe, India, and Latin America. For more information, please visit www.rhythmone.com.

Contacts

Analyst and Investor Contact
Mark Bonney
RhythmOne plc
IR@rhythmone.com

Nomad for RhythmOne
Grant Thornton UK LLP (Nominated Adviser)
+44 (0)20 7383 5100
Philip Secrett
Jen Clarke
Ben Roberts

Broker for RhythmOne
Whitman Howard (Broker)
+44 (0)20 7659 1234
Nick Lovering
Hugh Rich